Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Signs Binding Term Sheet to Acquire a Provider of
SaaS Supply Chain Solutions
Marks CDC Software’s Second Agreement for a SaaS Acquisition this Month
SHANGHAI, ATLANTA, Oct. 23, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has signed a binding term sheet to acquire a provider of software as a service (SaaS) supply chain solutions for small and medium-size enterprises.
This marks CDC Software’s second agreement for the acquisition of a SaaS company this month, and is part of a “roll up” strategy of acquiring SaaS companies that complement its on-premise solutions. This latest possible acquisition would also enable CDC Software to operate in the business-to-consumer market with an end-to-end SaaS solution that would help customers enhance their online brand presence, as well as potentially increase their online sales worldwide.
This targeted company has a long and successful track record in delivering SaaS supply chain solutions to more than 100 customers in Tier 1, 2, and 3 markets that complement CDC Software’s vertical industries including financial services, manufacturing, retail and not-for-profit. Its open platform and geographic coverage aligns synergistically with CDC Software’s technology and global infrastructure.
“This planned acquisition is expected to be earnings accretive and continues our strategy to acquire on-demand companies that can be rolled up into a single SaaS software solutions provider,” said Bruce Cameron, president of CDC Software. “This deal would also launch our entry into the B2C market and we believe it would open up potential opportunities for our CDC Supply Chain and Front Office solutions as an extension to this powerful and innovative online platform.”

CDC Software expects to integrate the target’s front-end customer service capabilities with its CDC Supply Chain back office fulfillment solutions to offer an end-to-end online supply chain solution to customers globally. In addition, CDC MarketFirst, a marketing automation and lead generation solution, and CDC Respond complaint and feedback management applications, can help improve promotions and marketing, as well as customer satisfaction for customers of this online platform.
The acquisition is subject to several customary closing conditions, including the execution of definitive documentation related to the acquisition, the receipt of all requisite approvals and consents, and the satisfactory completion of due diligence by CDC Software. The acquisition is expected to close in the fourth quarter of 2009.
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), e-M-POWER (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, the acquisition target, and our expected acquisition of this company, including the timing thereof, the earnings-accretive nature thereof, as well as the completion, effects and expected benefits thereof, our beliefs regarding the benefits of the acquisition’s products to customers, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through this proposed acquisition with our existing products and platform and the expected benefits thereof, our beliefs regarding the possible benefits of this acquisition for our market expansion, product offerings, and sales volumes, our expectations regarding the resumption and continuation of an acquisition business strategy and our commencement of a SaaS roll-up strategy, our expectations regarding our possible market share and ability to attain future expansion and success with customers of CDC Software, our beliefs regarding our ability to integrate this acquisition into CDC Software, our belief regarding the existence and potential success of synergies between this target company and CDC Software, our beliefs regarding our global scalable business and technology platform and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of this acquisition on favorable terms, if at all, and the ability of CDC Software and/or this acquisition products to address the business requirements of the market,. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.